Exhibit 99.1

Contacts:	Amedisys, Inc.
Kevin LeBlanc
Director of Investor Relations
(225) 292-2031
kleblanc@amedisys.com

AMEDISYS REPORTS RECORD FIRST QUARTER REVENUE; EPS INCREASES 21.6%

OVER PRIOR YEAR PERIOD

COMPANY UPDATES 2008 REVENUE AND EPS GUIDANCE

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 A.M. ET

BATON ROUGE, Louisiana (April 30, 2008) – Amedisys, Inc. (NASDAQ: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the first quarter ended March 31, 2008. The Company posted record financial performance for the quarter with net service revenue and net income increasing 38.7% and 24.1%, respectively, over the first quarter of 2007. Following are highlights of the Company’s first quarter performance:

Three-Month Periods Ended March 31, 2008 and 2007

•	Net service revenue for the first quarter of 2008 increased 38.7% to $213.1 million compared to $153.6 million in 2007.

•	Net income increased 24.1% to $16.5 million compared to $13.3 million in 2007.

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Diluted earnings per share increased 21.6% to $0.62 compared to $0.51 per diluted share in 2007. The weighted average number of diluted shares outstanding increased to approximately 26.6 million compared to 26.0 million in 2007.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 37.0% to $32.3 million compared to $23.6 million in 2007.

“We are very pleased with our first quarter operations,” stated Bill Borne, Chief Executive Officer of Amedisys. “In addition to an excellent quarter financially where we reported record revenue and strong EPS, we completed the acquisition of TLC, which we believe will be an outstanding investment for the company. With the integration of this milestone acquisition well underway, we will continue to focus on the execution of our long-term strategy of growing the business both internally and externally, and delivering high quality, cost-effective care to the patients entrusted to our service.”

2008 Guidance

•	Net service revenue is anticipated to be in the range of $1.05 billion to $1.10 billion, excluding the impact of any future acquisitions should they occur.
•

Diluted earnings per share, excluding the effect of any future acquisitions, if they occur, are expected to be in the range of $2.70 to $2.80 (after adding back one-time expenses related to the acquisition of TLC Health Care Services, Inc., including certain integration costs) based on an estimated 26.9 million shares outstanding.

The Company urges caution in considering its current trends and the 2008 guidance disclosed in this press release. The home health and hospice industry is highly competitive, and trends and guidance are subject to numerous factors, risks, and influences, some of which are referenced in the cautionary language below and others that are described more fully in the Company’s reports and registration statements filed with the Securities and Exchange Commission (“SEC”) including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q, and current reports on Form 8-K which can be found on the SEC’s internet website, http://www.sec.gov , and the Company’s internet website, http://www.amedisys.com . The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the SEC.

AMEDISYS ANNOUNCES THE ESTABLISHMENT OF A CLINICAL DIVISION DEDICATED TO

THE REDUCTION OF FALLS AND INJURIES IN THE CHRONIC POPULATION

Falls are the leading cause of injury deaths among adults over 65 years old, with injury death rates increasing with advanced age. The cost of fall injuries for adults over age 65 is rapidly rising in the United States, as evidenced by predicted costs in 2020 exceeding $43 billion annually, a drastic increase from $27 billion reported for 1994. Amedisys launched an innovative pilot program seeking to assess the clinical impact of advanced modalities on balance impairments. The program, “Balance for Life”, was piloted in 33 sites throughout the country in 2007. Outcome data from 616 patients was assessed using the Tinetti Performance Oriented Mobility Assessment (“Tinetti Assessment”). This tool, a clinical assessment of gait and balance, has been demonstrated to be reliable and valid in assessing functional changes in fall risk.

In the pilot program, assessors administered the tool to patients upon admission and discharge from home health services. Patients were classified as high, moderate or low fall risk and the average age of the participants was 79.2 years with 66% male and 34% female.

Participants throughout the pilot program locations produced significant clinical outcomes.

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On average patients scored 8.5 points higher on their Tinetti Assessment score upon discharge from the Balanced for Life program. (A 5.0 point improvement has been determined as clinically significant for the Tinetti Assessment);

•	70% of patients reduced their fall risk functional category from high/moderate to moderate/low risk (fall risk is impacted by many factors including age and patient environment);

•	99.3% of patients placed in the Balance for Life Program demonstrated a reduction in fall risk upon discharge.

Amedisys’ newly established division will focus on researching the effects of the Balance for Life program on our patient population and implementing the program on a Company-wide basis.

Earnings Call and Webcast Information

To participate in the conference call, please dial (800) 268-8047 (Domestic) or (913) 312-0939 (International) a few minutes before 10:00 a.m. ET on Wednesday, April 30, 2008. A replay of the conference call will be available beginning at 1:00 p.m. ET on April 30, 2008 through May 7, 2008. The replay dial in number is (888) 203-1112 (Domestic) or (719) 457-0820 (International). The replay pin number is 9744368.

The call will also be available on the internet live and for seven days thereafter at the following web address: http://www.amedisys.com/investors

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the NASDAQ Global Select Market under the symbol “AMED.”

Additional information on the Company can be found at:

http://www.amedisys.com

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein. These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions, announced from time to time, and any financing related thereto, the ability to meet debt service requirements, comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. Amedisys expressly disclaims any obligation or undertaking and it does not intend to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.

Non-GAAP Financial Measure

This press release includes the following non-GAAP financial measure as defined under SEC rules: EBITDA, defined as net income before provision for income taxes, net interest expense and depreciation and amortization. In accordance with SEC rules, the Company has provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable generally accepted accounting principles (“GAAP”) measure. Management believes that EBITDA is a useful gauge of the Company’s performance and is a common measure used in our industry to assess relative financial performance among companies.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED FINANCIAL STATEMENT DATA

(Amounts in thousands, except per share data)

Balance Sheet Information
	March 31, 2008 (unaudited)	December 31, 2007
Current assets	$183,874	$164,513
Total assets	1,037,747	587,111
Total current liabilities	173,162	101,736
Total long-term obligations	395,347	37,555
Total stockholders’ equity	468,433	446,971

Income Statement Information
	For the three-month periods ended March 31,
	2008	2007
Net service revenue	$213,087	$153,581
Cost of service, excluding depreciation and amortization (1)	100,768	71,548
General and administrative and other expenses (1)	84,481	61,341

Operating expenses	185,249	132,889

Operating income	27,838	20,692
Other income (expense)	(629)	1,018

Income before income taxes and minority interest	27,209	21,710
Income tax expense	(10,772)	(8,445)
Minority interests	27	—

Net income	$16,464	$13,265

Net income per common share:
Basic	$0.63	$0.52

Diluted	$0.62	$0.51

Cash Flow Information
	For the three-month periods ended March 31,
	2008	2007
Net cash provided by operating activities	$25,688	$35,041
Net cash (used in) investing activities	(441,851)	(12,736)
Net cash provided by financing activities	385,209	957

Net (decrease) increase in cash and cash equivalents	(30,954)	23,262
Cash and cash equivalents at beginning of period	56,190	84,221

Cash and cash equivalents at end of period	$25,236	$107,483

(1)	Effective January 1, 2008, we have reclassified certain costs (primarily health care insurance) from our general and administrative expenses to our cost of service. As a result, our cost of service consists of the following expenses incurred by our clinical and clerical personnel in our agencies:

•	salaries and related benefits (including health care insurance and worker’s compensation);

•	transportation expenses (primarily reimbursed mileage); and

•	supplies and services expenses (including payments to contract therapists).

As a result of this reclassification, we have conformed the prior period results to the current year presentation and thus have reclassified $4.5 million for the three-month period ended March 31, 2007 from general and administrative expenses to cost of service.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA

(Financial Data in thousands)

	For the three-month periods ended March 31,
	2008	2007
Financial Data:
Depreciation and amortization expense	$4,424	$2,741
Capital expenditures	5,305	7,232
Key Statistical Data:
General
Number of home health agencies	442	273
Number of hospice agencies	38	17
Number of managed agencies operated through joint ventures:
Home health agencies	4	—
Hospice agencies	2	—
Number of agencies acquired (1)	122	3
Number of agencies opened as start-up locations (1)	10	13
Days revenue outstanding (2)	51.2	46.3
Internal growth rate (3)	7%	15%
Internal revenue growth (4)	26%	21%
Total visits (5)	1,280,957	972,175
Home Health
Medicare admissions (6)	34,880	29,300
Episodic-based admissions (7)	38,859	31,599
Completed episodes (8)	60,339	47,942
Revenue per episode (9)	$2,680	$2,644
Medicare visits per episode (10)	16.7	16.3

The following notes are for the periods indicated above:

(1)	Inclusive of both home health and hospice agencies.

(2)	For the three-month period ended March 31, 2008, our calculation of days revenue outstanding is derived by dividing our ending gross patient accounts receivable, net of contractual allowances and excluding the patient accounts receivable assumed in the TLC and HMA acquisitions at March 31, 2008 by our average daily net patient revenue, excluding the results of TLC Health Care Service, Inc. (“TLC”) and Family Home Health Care, Inc. & Comprehensive Home Healthcare Services, Inc. (“HMA”) for the three month period ended March 31, 2008. For the three-month period ended March 31, 2007, our calculation of days revenue outstanding is derived by dividing our ending gross patient accounts receivable, net of contractual allowances, at March 31, 2007 by our average daily net patient revenue for the three-month period ended March 31, 2007.

(3)	Internal growth rate is calculated as the percentage increase in total episodic-based admissions of base and start-up agencies in the current period, as compared to admissions of total episodic-based admissions from the prior period.

(4)	Internal revenue growth is calculated as the percentage increase in total episodic-based revenue of base and start-up agencies in the current period, as compared to revenue of total episodic-based revenue from the prior year.

(5)	Total visits are defined as the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visit all eligible patients in their residence.

(6)	Medicare admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payment for services is anticipated to be reimbursed by Medicare.

(7)	Episodic-based admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payors reimburse the Company for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(8)	Completed episodes are defined as the number of Medicare patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed.

(9)	Revenue per episode is the average revenue earned for each completed episode of care.

(10)	Medicare visits per episode is calculated by dividing the total number of Medicare visits on completed episodes in the period by the total number of Medicare episodes completed in the period.

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

	For the three-month periods ended March 31,
	2008	2007
Net income	$16,464	$13,265
Add:
Provision for income taxes	10,772	8,445
Interest (income) expense, net	658	(863)
Depreciation and amortization	4,424	2,741

Earnings before interest, taxes, depreciation and amortization ("EBITDA") (1)	$32,318	$23,588

(1)	EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

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